Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Kate Murray

Kate.Murray@infi.com

http://www.infi.com

Phone : +1-617-910-8910

INFINITY APPOINTS TWO EXPERIENCED LIFE SCIENCE LEADERS TO ITS BOARD OF DIRECTORS

CAMBRIDGE, Mass.—(BUSINESS WIRE)—March 10, 2014— Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that it has appointed José Baselga M.D., Ph.D. and Jeff Berkowitz as independent members of its board of directors. Dr. Baselga, physician-in-chief at Memorial Sloan Kettering Cancer Center, is an accomplished clinician and a thought leader in the PI3K field. Mr. Berkowitz, as the President of Walgreens Boots Alliance Development, GmbH (WAG) in Europe, has a wealth of experience in pharmaceuticals, pharmacy, distribution and market access, pricing and reimbursement.

“We are delighted to add José and Jeff to our board of directors. José’s tremendous knowledge and expertise in the area of oncology drug discovery and development is a great asset, which will be important as we move our pipeline forward through the clinical and regulatory process. Jeff brings a wealth of experience with the changing world of global reimbursement, together with US and European regulatory and commercial dynamics,” said Adelene Q. Perkins, chair and chief executive officer of Infinity. “With IPI-145 in Phase 3 development, José and Jeff are ideal additions to our board, and we look forward to their contributions as we build Infinity.”

“It’s an exciting time to join Infinity’s board of directors, and I look forward to working with the team,” stated Dr. Baselga. “With a continued focus on breakthrough science and a maturing pipeline targeting hematologic malignancies and inflammatory conditions, Infinity is well positioned to deliver important new medicines to patients.”

Mr. Berkowitz added, “I’m thrilled to join Infinity’s board at this stage in the company’s development. With a broadly active investigational drug in IPI-145, and an experienced team, I believe that Infinity has the elements in place to become a fully integrated biotechnology company.”

Infinity also announced today that Thomas Lynch, M.D. and Martin Babler have retired from our board. Dr. Lynch and Mr. Babler were important contributors as Infinity built its initial clinical organization and developed early market insights that informed the company’s clinical development strategies. “We are most appreciative of the great counsel Tom and Matt provided at critical junctures in the company’s history,” said Adelene Q. Perkins. “We look forward to carrying their insights forward as we work to bring IPI-145 to patients with hematologic malignancies and debilitating inflammatory conditions.”

Dr. Baselga has served as Physician-in-Chief at Memorial Sloan-Kettering Cancer Center since January 2013. He was formerly Chief and Bruce A. Chabner Chair of the Division of Hematology/Oncology at Massachusetts General Hospital (MGH), Associate Director of the MGH Cancer Center, and Professor of Medicine at Harvard Medical School. Dr. Baselga was also Associate Director of Clinical Services at Dana-Farber/Harvard Cancer Center. From 1996-2010, Dr. Baselga was chairman of the Medical Oncology Service and director of the Division of Medical Oncology, Hematology and Radiation Oncology at the Vall d’Hebron Institute of Oncology in Barcelona, Spain. Dr. Baselga was previously the president of the European Society of Medical Oncology and served on the board of directors of the American Society of Clinical Oncology (ASCO). He is currently a member of the board of directors of the American Association for Cancer Research (AACR) and was the Chairman of the 2013 AACR annual meeting.

Dr. Baselga received his medical degree from the Universidad Autonoma of Barcelona in 1982. He did his Internal Medicine Residency at both Vall d’Hebron University Hospital in Barcelona, Spain and the State University of New York in the US. He completed a fellowship in Medical Oncology at Memorial Sloan Kettering Cancer Center in New York. Dr. Baselga has published more than 300 peer-reviewed articles and 400 abstracts and book chapters in his career.

Mr. Jeffrey Berkowitz is President of Walgreens Boots Alliance Development GmbH and is Senior Vice President of Pharmaceutical Development and Market Access of Walgreen Co. As part of Walgreens’ strategic partnership with Alliance Boots, Mr. Berkowitz is responsible for the creation and development of a new joint venture company based in Europe. Mr. Berkowitz and his team lead all of Walgreens’ relations with branded and generic pharmaceutical manufacturers and related development programs worldwide, and also oversee Walgreens North American-based purchasing and branded pharmaceutical relationships. As the senior-most Walgreens executive residing outside of the U.S., Berkowitz leads the global health and wellbeing efforts on the ground overseas. Prior to joining Walgreens in September 2010, Berkowitz was senior vice president of global market access for Merck & Company, Inc. In that role, he was accountable for all activity related to access, pricing, payer marketing, health outcomes and health technology assessments worldwide and a member of the Global Human Health and Emerging Markets leadership teams. From 2002 to 2009, Berkowitz held a variety of positions with increasing responsibility in market access, sales and marketing with Schering-Plough prior to its acquisition by Merck in 2009. Berkowitz earned his bachelor’s degree in political science from Union College in Schenectady, N.Y., and his Juris Doctor from Brooklyn Law School in Brooklyn, N.Y. He has been recognized three times in PharmaVoice magazine as one of the 100 Most Inspiring Leaders in the Life Sciences in 2009, 2010 and 2012.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about its ability to execute on its plans and strategies; and the therapeutic potential of IPI-145 and PI3K inhibition. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will initiate clinical trials or report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including those risks described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 25, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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